Exhibit 10.4
THE LUBRIZOL CORPORATION
2005 STOCK INCENTIVE PLAN
NONSTATUTORY STOCK OPTION AWARD AGREEMENT
     THIS STOCK OPTION AWARD AGREEMENT, dated this            day of                                         , 2     , (the “Grant Date”) by The Lubrizol Corporation (the “Company”) to                                                              (the “Employee”), an employee of the Company and/or a Subsidiary (as defined in the Plan).
     The parties to this Agreement agree to the following terms and provisions:
1. The Company grants to you, under the provisions of Company’s 2005 Stock Incentive Plan, as amended (the “Plan”), the option of purchasing the number of Company Common Shares (“Shares”) indicated in Section 2, at the price and subject to the terms and conditions described in this Agreement. The option rights described in this Agreement will be called “Option Rights”. This Option award is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
2. The number of Shares you may purchase is                     .
3. The option price is $                per Share.
4.	(a) Except as provided in Sections 4(b), 4(c), 4(d), 4(e), 4(f) and 8 hereof, you cannot exercise any of the Option Rights until you have remained continuously employed by the Company and/or any of its subsidiaries for one year after the Grant Date. After one year, you can exercise the Option Rights up to 50% of the Shares specified above. After two years you can exercise up to 75% of the Shares and after three years, you can exercise up to 100% of the Shares.
(b) If you separate from service from the Company or any of its subsidiaries on or after age 55, you, at any time within the period specified in Section 6, may exercise the Option Rights to the extent you were entitled to exercise them immediately prior to your separation from service, or if the Organization and Compensation Committee of the Board of Directors of Lubrizol (“Committee”), upon the recommendation of the Chief Executive Officer of Lubrizol, specifically approves, you may exercise the Option Rights up to 100% of the Shares.
(c) If you separate from service with Lubrizol or any of its subsidiaries for any reason other than for reasons specified in Section 4(b) or (d), then you, at any time within three months following your separation from service (but within the period specified in Section 6, may exercise the Option Rights to the extent you were entitled to exercise them immediately prior to your cessation of employment, or if the Committee, upon the recommendation of the Chief Executive Officer, specifically approves, you may exercise the Option Rights up to 100% of the Shares.
(d) If you die while employed by Lubrizol or any of its subsidiaries, then for 12 months following the date of death, (but within the period specified in Section 6, the executor or administrator of your estate or the person entitled by will or the applicable laws of descent and distribution may exercise the Option Rights up to of 100% of the Shares.
(e) If there is a Change in Control and you separate from service for Good Reason or you are separated from service by Lubrizol for other than Cause, as described in Section 12 of the Plan, notwithstanding anything in this award to the contrary, you, at any time within seven months following your termination (but within the period specified in Section 6), may exercise the Option Rights in each case up to 100% of the Shares.
(f) If you, after leaving the employ of the Company, die during one of the periods described in Section 4(b), (c) or (e), the executor or administrator of your estate, or the person entitled by will or the applicable laws of descent and distribution, may exercise the Option Rights held by you at the time of your death during the applicable period, as follows:
(i). If Section 4(b) was in effect, for one (1) year after your death;

(ii). If Section 4(c) was in effect, for three (3) months after your death;

(iii). If Section 4(e) was in effect, for one (1) year after your death;
provided that, the Option Rights may not be exercised after the period specified in Section 6.
5. The Option Rights are not transferable other than by will or by the laws of descent and distribution, and are exercisable during your lifetime only by you or your guardian or legal representative. In addition, except as otherwise provided by Sections 4(b), 4(c), 4(d), 4(e) and 8, the Option Rights can be exercised only if you remain con-tinuously employed by Lubrizol or any of its subsidiaries from the Grant Date to the date of exercise.
6. Notwithstanding any other provision hereof, the Option Rights expire ten years after the Grant Date, or earlier as described in Sections 4(b), 4(c), 4(d), 4(e) or 8.
7. The number of Shares subject to this Award, as well as the Option Price per Share under this Award, at the time of any change in the Company’s capitalization, including stock splits, stock dividends, mergers, reorganizations, consolidations, recapitalizations or other changes in corporate structure, will be adjusted in the manner the Committee deems equitable; provided, however, that the number of Shares will always be a whole number.
8. If the Company liquidates or dissolves, the Company will give to you at least 30 days’ prior written notice, and you will have the right within the 30 day period (but within the period specified in Section 6 to exercise the Option Rights to the extent you otherwise are entitled to exercise the Option Rights. Any Option Rights which have not been exercised before the effective date of the liquidation or dissolution will terminate.
9.	(a) You may exercise the Option Rights by delivering to the Company at the office of its Vice President, Human Resources, a signed written notice of your election to exercise the Option Rights. You must include with the notice payment of the full purchase price of the Shares to be purchased, except as provided in Section 9(b). You must also pay, within the time period specified by the

Company, the amount, if any, of the tax to be withheld for federal, state or local tax purposes on account of the exercise of the Option Rights. You may pay the purchase price in Company Common Shares or in any combination of cash and Company Common Shares. If you use Company Common Shares to pay the purchase price of Shares being purchased: (1) you may do so either by actually delivering the share certificates or by attesting as to the ownership of the Common Shares; and (2) you must have owned them at least for six months.
(b) You may elect to pay the purchase price upon the exercise of the Option Rights by authorizing a third party to sell all the Shares (or a sufficient portion of the Shares) acquired upon the exercise of the Options Rights and to remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from the exercise.
(c) All elections must be made in writing and be submitted to the Company’s Vice President, Human Resources. All elections by officers are irrevocable and are subject to the approval of the Committee.
(d) The Company is authorized to withhold from any payment under this Award, withholding taxes due in respect of the payment hereunder, but in no event more than the statutory minimum for tax withholding, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
(e) For purposes of determining the number of Company Common Shares that are to be used in payment of the purchase price or to be withheld to provide for the tax withholding pursuant to Section 9(a), Company Common Shares will be valued at the closing price of a Common Share on the New York Stock Exchange on the date you exercise the Option Rights. If the determination of the tax withholding would require the withholding of a fractional Share, the Company shall withhold the nearest whole number of Shares needed to pay the tax withholding, rounded up, and remit to you in cash the amount of the excess after the withholding taxes have been satisfied. Upon payment of any tax withholding, as described above, the Option Rights are considered to be exercised as of the date the Company received your notice of the election to exercise the Option Rights, or, if applicable, the date of the sale of Shares as described in Section 9(b). Upon the proper exercise of the Option Rights, the Company will issue and deliver to you, a certificate or certificates for the Shares purchased. You agree that, as a holder of the Option Rights, you have no rights as a shareholder with respect to any of the Shares as to which this Option applies unless you effectively exercise your Option Rights in accordance with the provisions in this Section 9.
10. The Option Rights will not be exercisable if the exercise would violate:
(a) any applicable state securities law;
(b) any applicable registration or other requirements under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

(c) any similar legal requirement of any governmental authority regulating the issuance of shares by the Company.
In addition, if a Registration Statement for Shares under this Plan is not in effect or if the Company’s counsel considers it necessary or desirable in order to avoid possible violation of the Securities Act, the Company may require the delivery to the Company of your written commitment that: (1) it is your intention to acquire the Shares for your own account for investment purposes only and not with a view to resell the Shares other than in a transaction that does not require registration under the Securities Act; (2) you understand the Shares may be “restricted securities” as defined in Rule 144 under the Securities Act; and (3) that any resale, transfer or other disposition of the Shares will be accomplished only in compliance with Rule 144 under the Securities Act. In certain circumstances, the Company may place a legend on the Shares certificates reflecting the commitment described above, and the Company may refuse to permit transfer of the Share certificates until the Company has been furnished with evidence satisfactory to it that the transfer would not result in a violation of the Securities Act or the Rules and Regulations.
11. Notwithstanding any other provision of this Agreement, the Committee may cause any outstanding Award to be forfeited and may seek to recoup from you any economic gains pursuant to this Award if you engage in conduct that is not in good faith and that disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its Subsidiaries, including, but not limited to, conduct that leads to a restatement of the Company’s financial statements.
12. The Committee has conclusive authority, subject to the express provisions of the Plan as in effect from time to time and this award, to construe this award and the Plan, and to establish, amend and rescind rules and regulations for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any in-consistency in this award in the manner and to the extent it considers expedient to carry the Plan into effect. The Board of Directors of the Company may from time to time grant to the Committee further powers and authority as the Board determines to be necessary or desirable. Notwithstanding any other provision of this award to the contrary, no amendment, construction, establishment, rescission or correction of the type referenced above which is made or adopted following a Change in Control, and which amendment, construction, establishment or correction adversely affects your rights, will be effective without your express prior written consent.
13. You must hold any Shares that are distributed to you upon the exercise of the Option under this Award, at least until you have met your Share ownership guideline.
14. Notwithstanding any other provision of this award, the Option Rights will be subject to all of the provisions of the Plan in force from time to time.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first above written.

THE LUBRIZOL CORPORATION		EMPLOYEE

By

J. L. Hambrick Chairman, President and CEO